Exhibit 99.1

CONTACT:

Patrick Fitzgerald

901-818-7300

mediarelations@fedex.com

FOR IMMEDIATE RELEASE

FedEx to Purchase $6 Billion Group Annuity Contract from

Metropolitan Life Insurance Company to Reduce Pension Obligations

MEMPHIS, Tenn., May 8, 2018—FedEx Corp. (NYSE: FDX) announced today it has entered into an agreement with Metropolitan Life Insurance Company (“Metropolitan Life”) to purchase a group annuity contract and transfer approximately $6 billion of the company’s U.S. pension plan obligations.

The transaction will transfer responsibility for pension benefits to Metropolitan Life for approximately 41,000 FedEx retirees and beneficiaries who satisfy certain conditions and currently receive a monthly benefit from participating FedEx tax-qualified U.S. domestic pension plans (the “Pension Plans”). There will be no change to the pension benefits for any plan participants as a result of the transaction. Details will be provided to retired participants and beneficiaries whose continuing payments will be fulfilled by Metropolitan Life. The transaction, which is subject to certain closing conditions, is expected to close on May 10, 2018.

“FedEx is committed to maintaining financially secure pension benefits for our retirees and their beneficiaries,” said Alan B. Graf, Jr., executive vice president and CFO, FedEx Corp. “This transaction better positions FedEx to manage future pension plan costs, and retirees will receive the same pension benefit from a highly rated insurance company. Transferred pension benefits will be protected by the State Guaranty Association in the state where the retirees live.”

By transferring these obligations to Metropolitan Life, FedEx will reduce its U.S. pension plan liabilities by approximately $6 billion. The purchase of the group annuity contract will be funded directly by assets of the Pension Plans. Following the annuity purchase and transfer, the Pension Plans will remain well funded.

As a result of the transaction, FedEx expects to recognize a one-time non-cash pension settlement charge, which will be included in the fiscal 2018 year-end mark-to-market pension accounting adjustments that will be reported in the company’s fiscal 2018 fourth quarter earnings release.

During the 2017 and 2018 fiscal years, FedEx made voluntary contributions of $4.5 billion to the Pension Plans, including the most recent contribution of $1.5 billion following the U.S. Tax Cuts and Jobs Act, which was enacted in December 2017.

About FedEx Corp.

FedEx Corp. (NYSE: FDX) provides customers and businesses worldwide with a broad portfolio of transportation, e-commerce and business services. With annual revenues of $64 billion, the company offers integrated business applications through operating companies competing collectively and managed collaboratively, under the respected FedEx brand. Consistently ranked among the world’s most admired and trusted employers, FedEx inspires its more than 425,000 team members to remain “absolutely, positively” focused on safety, the highest ethical and professional standards and the needs of their customers and communities. To learn more about how FedEx connects people and possibilities around the world, please visit about.fedex.com.

About MetLife

MetLife, Inc. (NYSE: MET), through its subsidiaries and affiliates (“MetLife”), is one of the world’s leading financial services companies, providing insurance, annuities, employee benefits and asset management to help its individual and institutional customers navigate their changing world. Founded in 1868, MetLife has operations in more than 40 countries and holds leading market positions in the United States, Japan, Latin America, Asia, Europe and the Middle East. For more information, visit www.metlife.com.

Forward-Looking Statements

Certain statements in this press release may be considered forward-looking statements, such as statements regarding management’s views with respect to future events relating to and the financial impact of FedEx’s agreement with Metropolitan Life to purchase a group annuity contract (the “Agreement”). Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from historical experience or from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, the satisfaction or waiver of all closing conditions contained in the Agreement, without unexpected delays or conditions; FedEx’s ability to realize, or realize in the expected time frame, the anticipated benefits from the transaction, or the amount of the expected settlement charge; and other factors that can be found in FedEx Corp.’s and its subsidiaries’ press releases and FedEx Corp.’s filings with the SEC. Any forward-looking statement speaks only as of the date on which it is made. We do not undertake or assume any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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